                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SUN MICROSYSTEMS, INC.

Michael E. Lehman and Michael H. Morris, certify that:

        1. They are the Executive Vice-President, Corporate Resources and Chief Financial Officer and Senior Vice President, General Counsel and Secretary, respectively, of Sun Microsystems, Inc., a Delaware corporation (the "Corporation").

        2. That Section (a) of Article 4 of the Restated Certificate of Incorporation of the Corporation now reads:

        "The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock". The total number of shares which the Corporation shall have authority to issue is Three Billion Six Hundred Ten Million (3,610,000,000), of which Three Billion Six Hundred Million (3,600,000,000) shall be Common Stock with a par value of $0.00067 per share and Ten Million (10,000,000) shall be Preferred Stock with a par value of $0.001 per share."

        is amended to read as follows:

        "The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock". The total number of shares which the Corporation shall have authority to issue is Seven Billion Two Hundred Ten Million (7,210,000,000), of which Seven Billion Two Hundred Million (7,200,000,000) shall be Common Stock with a par value of $0.00067 per share and Ten Million (10,000,000) shall be Preferred Stock with a par value of $0.001 per share."

        3. The foregoing Certificate of Amendment of the Restated Certificate of Incorporation has been duly approved by the Board of Directors.

        4. The foregoing Certificate of Amendment of the Restated Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 1,609,456,130. No shares of Preferred Stock are outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock.

        We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing Certificate of Amendment are true and correct of our own knowledge.

        IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and the Certificate of Amendment to be signed by Michael E. Lehman, Executive Vice President, Corporate Resources and Chief Financial Officer and attested by Michael H. Morris, Senior Vice President, General Counsel and Secretary this 8th day of November, 2000.

                                            SUN MICROSYSTEMS, INC.



                [Corporate Seal]            /s/ Michael E. Lehman
                                            ------------------------------------
                                            Michael E. Lehman


                ATTEST:                     /s/ Michael H. Morris
                                            ------------------------------------
                                            Michael H. Morris



                                        2